Pursuant to Rule 433
                                                     Registration No. 333-131607
HSI Asset Loan Obligation Trust
Mortgage Pass-Through Certificates,
Series 2006-2

HSI Asset Securitization Corporation
Depositor
(Commission File No. 333-131607)

HSBC Bank USA, National Association
Sponsor and Seller

Deutsche Bank National Trust Company
Trustee

HSBC Securities (USA), Inc.
Lead Underwriter


                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates described herein, supersedes any information contained in any prior similar materials relating to the Offered Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change by information contained in a preliminary prospectus relating to the Offered
Certificates. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Offered Certificates, until we have conveyed to you a preliminary prospectus relating to the Offered Certificates and we have accepted your offer to purchase Offered Certificates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The Offered Certificates referred to in these materials are being offered when, as and if issued. The depositor is not obligated to issue such Offered Certificates or any similar security and the underwriter's obligation to deliver such Offered Certificates is subject to the terms and conditions of the underwriting agreement with the depositor and the availability of such Offered Certificates when, as and if issued by the issuing entity. You are advised that the terms of the Offered Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Offered Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Offered Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Offered Certificates to you is conditioned on the mortgage loans and Offered Certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such Offered Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Offered Certificates which you have committed to purchase, and none of the issuing entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 866-811-8049.


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                             HALO MORTGAGE LOAN POOL
                                   Fixed Rate

                                   HALO 2006-2
                            POOL PROFILE (11/1/2006)
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                                                  Group 1-Jumbo 30 Yrs        Group 2- 30 Yrs Conforming              Group 3-15 Yrs

MORTGAGE LOAN CUTOFF DATE                             November 1, 2006                  November 1, 2006            November 1, 2006
AGGREGATE PRINCIPAL BALANCE                               $117,693,369                      $178,577,965                 $58,479,884
AVERAGE UNPAID PRINCIPAL BALANCE                              $632,760                          $179,295                    $504,137
AVERAGE LOAN BALANCE                                          $634,805                          $179,560                    $510,976
MAXIMUM UNPAID PRINCIPAL BALANCE                            $2,497,794                          $576,000                  $1,798,880
INTEREST RATE RANGE                                    5.125% - 8.875%                   6.000% - 9.500%             5.500% - 7.750%
GROSS WAC                                                       6.968%                            7.100%                      6.357%
WEIGHTED AVERAGE SERVICE FEE                                    0.250%                            0.250%                      0.189%
WEIGHTED AVERAGE MASTER SERVICE FEE                                N/A                               N/A                         N/A
WAM (in months)                                                    357                               358                         177
WALTV                                                            69.7%                             71.7%                       67.9%
WACLTV                                                           76.8%                             85.1%                       69.7%
CALIFORNIA %                                                        9%                               13%                         20%
SINGLE LARGEST ZIP CODE %                                           2%                                1%                          3%
CASH OUT REFINANCE %                                               39%                               37%                         19%
PRIMARY RESIDENCE %                                                85%                               68%                         83%
INTEREST ONLY %                                                    29%                               51%                          0%
WA REMAINING INTEREST ONLY TERM                                    120                               119                           0
SINGLE FAMILY %                                                    67%                               57%                         52%
CO-OP %                                                          1.87%                             0.61%                       0.91%
FULL DOCUMENTATION %                                               36%                               16%                         41%
WA FICO                                                            727                               718                         743
UNINSURED > 80% LTV %                                            0.00%                             0.12%                       0.00%
WA ORIGINAL TOTAL DEBT TO INCOME RATIO %                           33%                               25%                         32%
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

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                                                     Group 1 & Group 2                         Aggregate        Aggregate Tolerance

MORTGAGE LOAN CUTOFF DATE                             November 1, 2006                  November 1, 2006
AGGREGATE PRINCIPAL BALANCE                               $296,271,334                      $354,751,219                 (+/- 5.00%)
AVERAGE UNPAID PRINCIPAL BALANCE                              $250,653                          $273,306          (maximum $275,000)
AVERAGE LOAN BALANCE                                          $251,198                          $274,414          (maximum $275,000)
MAXIMUM UNPAID PRINCIPAL BALANCE                            $2,497,794                        $2,497,794        (maximum $2,500,000)
INTEREST RATE RANGE                                    5.125% - 9.500%                   5.125% - 9.500%
GROSS WAC                                                       7.048%                            6.934%               (+ / - 5 bps)
WEIGHTED AVERAGE SERVICE FEE                                    0.250%                            0.240%                        N/A
WEIGHTED AVERAGE MASTER SERVICE FEE                                N/A                               N/A                        N/A
WAM (in months)                                                    358                               328              (+/- 2 months)
WALTV                                                            70.9%                             70.4%               (maximum +3%)
WACLTV                                                           81.8%                             79.8%               (maximum +3%)
CALIFORNIA %                                                       11%                               13%               (maximum +3%)
SINGLE LARGEST ZIP CODE %                                           1%                                1%              (maximum  +1%)
CASH OUT REFINANCE %                                               38%                               35%              (maximum  +5%)
PRIMARY RESIDENCE %                                                75%                               76%               (minimum -5%)
INTEREST ONLY %                                                    42%                               35%              (maximum  +5%)
WA REMAINING INTEREST ONLY TERM                                    119                               119              (+/- 2 months)
SINGLE FAMILY %                                                    61%                               60%               (minimum -3%)
CO-OP %                                                          1.11%                             1.08%               (maximum +1%)
FULL DOCUMENTATION %                                               24%                               27%               (minimum -5%)
WA FICO                                                            722                               725                (minimum -5)
UNINSURED > 80% LTV %                                            0.07%                             0.06%              (maximum +.5%)
WA ORIGINAL TOTAL DEBT TO INCOME RATIO %                           29%                               29%               (maximum +3%)
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